Exhibit 10.3

AGREEMENT REGARDING OEM SERVICES

Center Mobile Co., Ltd. (hereinafter referred to as “Party A”) and [*] (hereinafter referred to as “Party B”) have executed an agreement as follows on this day, and therefore prepare this document in duplicate, with each party signing or affixing their seal and retaining one copy each.

Article 1 (Purpose) Party A shall provide electrical telecommunication services using telecommunications lines managed by Party A (hereinafter referred to as “This Service”) and Party B shall, using this, provide mobile phone communication services to its customers under its own brand.

Article 2 (Services Provided by Party A)

1.	In order to provide this service, when Party B enters into an electrical telecommunications service agreement for mobile phones with a customer, Party A shall issue a SIM card and maintain said SIM card accordingly.

2.	Party A shall be responsible for the following matters in relation to the provision of this service: (1) When a customer with whom Party B has entered into a mobile phone telecommunications service agreement uses a SIM card (2) The communication fee charging service application (PLAIO application) related to SIM cards, and customers using it according to Party B’s agreement (3) Party A shall manage the trademark (including service marks) designated by Party A according to Party A’s instructions

3.	When agreed upon by Party B, Party A shall set sales prices for products related to this service. Specific details of sales products, quantity, period, agency fees, etc., shall be determined by separate agreement between Party A and Party B.

4.	When agreed upon by Party B, Party A shall provide support services using methods such as email to customers who have entered into agreements with Party B regarding mobile phone telecommunications services. The specific details of support services and compensation shall be determined by separate agreement between Party A and Party B.

Article 3 (Confidential Business Information)

1.	Regarding the execution of telecommunications service agreements between customers and Party B for mobile phones, Party B shall handle this using its own brand with notice from Party A.

2.	Party B shall not use any display indicating that it is Party A’s franchise, subsidiary company, or authorized dealer of Party A’s services to customers or other third parties.

3.	In relation to this Agreement, Party B shall not alter any contractual documents, documents related to contract fulfillment, or any other documents exchanged between the customer and Party B without Party A’s prior written approval. Party A shall bear no responsibility regarding the authenticity, appropriateness, etc. of such content. Furthermore, even when Party A provides these documents to Party B, when Party B uses these documents under its own brand, Party B shall bear all responsibility for their use.

4.	If there is no specific provision in this Agreement, Party B shall not seek compensation from Party A even if Party B provides assistance to customers regarding telecommunications service agreements for mobile phones between customers and Party B and damage occurs to Party B or Party B’s customers as a result.

5.	Party B shall agree to the following matters regarding the provision of this service: (1) This service will be provided using telecommunications lines provided by NTT DOCOMO Corporation (hereinafter referred to as “NTT DOCOMO”) (2) Regarding wireless data communication, this can only be performed when the connected mobile device is within the telecommunications area; however, even within the basic service area, depending on conditions such as being in a building basement, building interior, tunnel, mountainous area, etc., the expected data communication may not be possible.

Article 4 (System Specification Changes, Additional Development, etc. Expenses)

1.	When system specification changes, additional development, etc. become necessary in connection with providing this service, Party B may implement these after obtaining prior written approval from Party A at Party B’s responsibility.

2.	Party B may not make specification changes, additional development, etc. for purposes other than those referred to in the preceding paragraph.

3.	Party A shall implement system specification changes, additional development, etc. specified in Paragraph 1 at its own discretion to third parties, and Party B shall accept this.

4.	Regardless of the reason, Party B shall pay all expenses related to system specification changes, additional development, etc. specified in Paragraph 1 to Party A in advance. However, this does not apply when there is an agreement for installment payments between Party A and Party B.

5.	If Party B does not pay expenses as agreed regarding the preceding paragraph, Party A may refuse specification changes, additional development, etc. specified in Paragraph 1. In this case, Party B shall compensate for damages incurred by Party A.

Article 5 (Temporary Suspension of Usage, Changes)

1.	In the event any of the following circumstances occur, Party A may temporarily suspend or partially suspend or modify the provision of the service.

(1) When Party A and NTT DOCOMO must carry out unavoidable maintenance or construction work on telecommunications facilities (2) When damage occurs to telecommunications facilities operated by Party A and NTT DOCOMO and it cannot be avoided

2.	When Party A makes a temporary suspension or modification to all or part of this service based on its own decision, it shall notify Party B in advance of the reason, period, etc. However, this shall not apply in cases of emergency that cannot be avoided.

3.	Party B acknowledges that due to maintenance or construction work on telecommunications facilities specified in Paragraph 1, the content of electrical telecommunications facilities of Party A or NTT DOCOMO, services, etc. may change or be eliminated.

4.	In the event damages occur due to changes or elimination of frequency bands or service areas specified in the preceding paragraph, Party A shall not be responsible for compensating such damages except in cases of willful misconduct or gross negligence. In cases where willful misconduct or gross negligence exists, and this results in the service being completely or partially unavailable, Party A and Party B shall set the total amount of compensation at 10 times the monthly amount specified in Article 7 based on the number of months during which all or part of the service could not be provided, and Party A shall compensate Party B for damages incurred.

Article 6 (Communication Restrictions) Party A may restrict all or part of this service when any of the following circumstances occur: (1) When wireless data communication is severely congested (2) When it is necessary to secure public communication for emergency use (3) When the communication time for wireless data communication exceeds a certain period, or when the communication volume exceeds a certain amount (4) When receiving inspection requests from organizations regarding WEB content that may have harmful effects on the mental health of children or other minors (5) When natural disasters or other emergency situations occur or are likely to occur, and it becomes necessary to preferentially handle communications containing information necessary for disaster prevention or rescue, transportation, communications, or power supply maintenance, or maintaining public order (6) When the customer is an anti-social force as specified in Article 18, Paragraph 1, Item 5 of the mobile phone telecommunications service agreement (7) When a customer who has entered into a mobile phone telecommunications service agreement fails to pay Party B the charges for the relevant service agreement by the specified payment date.

Article 7 (Service Termination)

1.	Party A may terminate the provision of this service after giving notice and setting a reasonable period in any of the following cases: (1) When obligations under this Agreement are not fulfilled by the due date (2) When violating criminal laws, commercial laws, or other laws and regulations, or when acting against public order and morality (3) When violating this Agreement, causing significant damage to Party A’s provision of this service or Party A’s telecommunications equipment, or when such damage is likely to occur (4) When in violation of other provisions

2.	When Party A intends to terminate service in accordance with the provisions of the preceding paragraph, it shall notify Party B in advance of the reason, implementation date, and period.

Article 8 (Initial Fee)

1.	The initial setup fee that Party B shall pay to Party A shall be 5,000,000 yen (excluding consumption tax). Furthermore, under no circumstances shall Party A refund the initial setup fee.

2.	Party B shall pay the initial setup fee referred to in the preceding paragraph to the account designated by Party A by the last day of the month in which this Agreement is executed. The transfer fee shall be borne by Party B.

Article 9 (Usage Fees)

1.	The charge for this service (hereinafter referred to as “Usage Fee”) that Party B shall pay to Party A when Party A does not provide the support services specified in Article 2, Paragraph 4, shall be 50,000 yen per month (excluding consumption tax).

2.	The Usage Fee that Party B shall pay to Party A when Party A provides the support services specified in Article 2, Paragraph 4 shall be as follows (amounts exclude consumption tax):

Number of contracts in effect at the end of each month	Monthly usage fee (excluding consumption tax)
0-1,000 contracts	100,000 yen
1,001-2,000 contracts	200,000 yen
2,001-3,000 contracts	300,000 yen
3,001-4,000 contracts	400,000 yen
4,001 contracts or more	Amount to be agreed upon between Party A and Party B

Article 10 (SIM Card Handling Fee)

1.	For each agreement regarding mobile phone telecommunications services between Party B and customers, Party B shall pay to Party A the amount specified separately per contract.

2.	Party A or Party B may change the amount specified separately for reasonable reasons such as changes in raw material costs, SIM card retail prices, etc.

Article 11 (Compensation Related to Introduction of Advertising Companies)

1.	When Party B introduces to Party A a party who wishes to advertise this service provided by Party A, and as a result, if Party A receives compensation for advertising from said party, Party A shall pay compensation to Party B.

2.	Party A may change the compensation rate specified in Paragraph 1 by notifying Party B in advance.

3.	When Party A deems it necessary, Party A shall present a statement showing the details of the charges earned through the advertisement specified in Paragraph 1.

Article 12 (Settlement Processing)

1.	Party B shall collect from customers who have entered into mobile phone telecommunications service agreements usage fees and other charges based on fee regulations.

2.	When Party B enters into a mobile phone telecommunications service agreement with customers, the fixed usage fees shall be paid in advance, and the usage-based fees shall be paid according to Party A’s designation.

3.	Party A shall calculate the amounts from (1) to (4) below at the end of each month, and by the last day of the following month, from the total of (3) and (4), shall deduct the total of (1) and (2) and transfer the remaining amount to the account designated by Party B. The transfer fee shall be borne by Party B. (1) The amount in Article 9, Paragraph 1 or 2 (2) The amount in Article 10, Paragraph 1 (3) The amount in Article 11, Paragraph 1 (4) Amounts for usage fees other than those mentioned above

Article 13 (Confidentiality)

1.	Confidential information refers to, regardless of oral, written, electronic mail, or other method of disclosure, information disclosed by one party or obtained through the performance of this Agreement regarding the other party’s technology, business operations, human resources, and other business information (hereinafter referred to as “confidential information”). However, the following information shall not be considered confidential information:

(1) Information that was publicly known at the time of disclosure, or became publicly known due to reasons not attributable to the receiving party (2) Information that the receiving party legitimately possessed prior to disclosure (3) Information that the receiving party legitimately obtained from a third party without confidentiality obligations (4) Information that the receiving party developed independently without using confidential information

2.	Party B may only use confidential information for the intended purposes of this Agreement.

3.	Party B shall take necessary measures to prevent leakage of confidential information, such as having officers and employees sign confidentiality agreements.

4.	Party B shall not disclose or leak confidential information to third parties without prior written approval from Party A. However, this shall not apply when disclosure is necessary for the execution of this Agreement to officers, employees, or attorneys, tax accountants, and other professionals who have professional confidentiality obligations. Additionally, when receiving requests for disclosure from public institutions such as courts, the police, and supervisory agencies, and when disclosure is necessary within a reasonable scope, this restriction shall not apply.

5.	If confidential information is leaked, Party B shall immediately report this to Party A regardless of the cause.

6.	When this Agreement is terminated, Party B shall immediately return or destroy confidential information (including recorded materials) at Party A’s direction. When physical return is impossible, Party B shall follow Party A’s instructions.

7.	The provisions of this article shall remain effective even after the termination of this Agreement.

Article 14 (Personal Information Management)

1.	Both Party A and Party B shall comply with laws concerning personal information protection and other related regulations regarding personal information obtained in relation to the execution of this Agreement.

2.	Both Party A and Party B shall not disclose personal information to anyone other than officers and employees necessary for the execution of this Agreement.

3.	Both Party A and Party B shall implement security measures regarding proper access to personal information and risks such as loss, destruction, alteration, and leakage of personal information for the purpose of managing personal information.

Article 15 (Attribution of Copyrights) Any intellectual property rights that arise in connection with the execution of this Agreement shall belong to Party A.

Article 16 (Handling of Third-Party Rights)

1.	Party B shall exercise care not to infringe upon any third-party copyrights, intellectual property rights, or other rights in relation to the provision of mobile phone telecommunications services.

2.	In the event that copyrights, intellectual property rights, or other rights are infringed upon in relation to the provision of mobile phone telecommunications services by third parties, Party B shall resolve this at its own responsibility. However, when the cause of rights infringement is due to Party A’s instructions, Party A shall bear this responsibility.

3.	When either Party A or Party B becomes aware of a dispute that has arisen with a third party, they shall immediately notify the other party and cooperate in resolving the dispute amicably.

Article 17 (Re-entrustment)

1.	With Party A’s prior written approval, Party B may allow third parties to use all or part of this service received from Party A. In this case, Party A shall not bear any responsibility regarding the response to inquiries about re-entrustment.

2.	Based on Party B’s re-entrustment, when an agreement with a customer is terminated by cancellation of the agreement with the third party, Party B shall compensate Party A for expenses related to SIM card handling.

Article 18 (Exclusion of Anti-Social Forces)

1.	Both Party A and Party B warrant that they do not fall under any of the following categories and shall mutually notify if they discover such:

(1) When the other party is or includes any of the following: ①organized crime groups, ②organized crime group members, ③organized crime group constituent members, ④organized crime group-related companies, ⑤corporate racketeers, social movement advocate groups, special intellectual violence groups, or other similar entities

(2) When the other party or a third party: ①makes unreasonable demands using violence, ②makes unjustifiable demands beyond legal responsibility, ③uses threatening behavior or violence in transactions, ④damages the other party’s reputation, interferes with business by spreading rumors or using fraudulent means, or obstructs business, or ⑤engages in any other similar actions

2.	If either Party A or Party B violates the provisions of the preceding paragraph and terminates this Agreement in whole or in part, they shall not be liable for any damages incurred by the other party as a result.

Article 19 (Compensation for Damages) When either Party A or Party B causes damage to the other party by violating this Agreement, the violating party shall compensate the other party for the damages incurred (direct damages that occurred as a result of the violation, excluding lost profits and expenses required for dispute resolution). However, neither party shall be liable for damages arising from circumstances that could not be prevented even with the exercise of due care.

Article 20 (Contract Termination)

1.	If any of the following circumstances occur to Party B, Party A may terminate all or part of this Agreement: (1) When violating telecommunications business laws, fair trade regulations, or other related laws, and failing to correct such violation despite Party A setting a reasonable period for correction (2) When violating provisions of this Agreement and failing to correct such violation despite Party A setting a reasonable period for correction (3) When receiving a disposition of bankruptcy, civil rehabilitation, corporate reorganization, or special liquidation (4) When filing for bankruptcy, civil rehabilitation, or corporate reorganization, or when such filing is clearly imminent (5) When a petition for provisional seizure is filed (6) When not following Party A’s instructions (7) When engaging in acts that significantly damage Party A’s credit (8) When receiving guidance, business suspension orders, or administrative dispositions from regulatory authorities (9) When circumstances equivalent to any of the above occur

2.	Even after exercising termination rights based on the preceding provisions, the right to claim damages shall not be precluded.

Article 21 (Agreement Effective Period)

1.	The effective period of this Agreement shall be one year from the execution date. However, if neither party expresses their intention not to renew through written notice at least three months prior to the expiration of the term, this Agreement shall be automatically renewed for another one-year term under the same conditions.

2.	Notwithstanding the preceding paragraph, either Party A or Party B may terminate this Agreement during the effective period by notifying the other party in writing three months in advance.

Article 22 (Measures After Agreement Termination)

1.	Upon expiration, termination, or other ending of the term, regardless of the reason, when this Agreement is terminated, Party B shall immediately fulfill all obligations owed to Party A. Party A shall not return the paid fees after the termination of this Agreement.

2.	In the case of the preceding paragraph, Party B shall immediately cease using commercial rights and other rights previously licensed by Party A, and must remove these from signage, advertisements, letterhead, etc.

Furthermore, Party B must immediately return any SIM cards, sales products, and other items provided by Party A.

Article 23 (Matters Outside Agreement)

Any matters not stipulated in this Agreement or matters subject to interpretation disputes shall be determined through consultation between Party A and Party B.

Article 24 (Jurisdiction Agreement)

In the event that disputes arise and litigation proceedings are necessary concerning this Agreement, the Osaka District Court having jurisdiction over Party A’s head office location shall be the exclusive court of jurisdiction.

End

[Date]

Party A: [Address]

Center Mobile Co., Ltd.

Representative Director [*][Seal or signature]

Party B: [Address]

[Company’s name]

[Representative’s name and position] [Seal or signature]

[Appendix] Fee Schedule (All amounts exclude consumption tax)

[SIM Contract-Related Fees] Initial Processing Fees:

●	New SIM Card Issuance Fee: 3,000 yen per card

●	New SIM Shipping Fee: 393 yen per card

●	New Pocket Wi-Fi Device Issuance Fee: 3,000 yen per unit

●	SIM Reissuance Fee: 3,393 yen per card

●	SIM Cancellation Fee (within 12 months): 1,000 yen per card

●	MNP Transfer Fee: 3,000 yen per card

●	Pocket Wi-Fi Device Issuance Fee: 16,800 yen per unit

●	Pocket Wi-Fi 12-Month Contract Cancellation Fee: 4,300 yen per unit

●	Pocket Wi-Fi Device Cancellation Penalty Fee: Monthly fee × 500 yen per unit

(Note) For Pocket Wi-Fi contracts cancelled within 24 months of payment, an early termination fee of monthly fee × 500 yen applies.

[Usage Plan-Related Fees] Monthly Fees: Voice Plans:

●	Voice 12GB + 10-minute Free Calls: 2,380 yen per contract

●	Voice 3GB: 1,000 yen per contract

●	Voice 12GB: 1,380 yen per contract

●	Voice 20GB: 1,730 yen per contract

●	Voice 50GB: 3,230 yen per contract

Data Plans:

●	Data 3GB: 900 yen per contract

●	Data 12GB: 1,280 yen per contract

●	Data 20GB: 1,580 yen per contract

●	Data 50GB: 3,030 yen per contract

[Option Fees]

Usage-based Fees:

●	Voice Calls: 10 yen per 30 seconds

●	64K Digital Communication: 30 yen per 30 seconds

●	SMS Message Fee (Domestic): 3 yen per message *Note 1

●	SMS Message Fee (International/Received): 50 yen per message *Note 2

●	Additional Data Purchase: 500 yen per 1GB

●	Electronic Number Service (104): According to NTT DOCOMO fee schedule

●	Other Carrier Connection Service *Note 3: According to NTT DOCOMO fee schedule

●	International Calls: According to NTT DOCOMO fee schedule

Fixed Monthly Fees:

●	5-minute Free Call Package: 900 yen per month

●	10-minute Free Call Package: 1,000 yen per month

●	Answerphone Service: 300 yen per month

●	Call Waiting: 300 yen per month

●	Conference Call: 0 yen per month

●	International Roaming: 0 yen per month

●	Voice Speed Optimization Service: 1,000 yen per service

●	Pocket Wi-Fi: 4,300 yen per month

●	Pocket Wi-Fi Terminal Insurance Service: 400 yen per month

●	PLAIO Trouble Service: 1,800 yen per month

Notes: *Note 1, *Note 2: SMS fees are for messages up to 70 characters. For messages over 71 characters, refer to “SMS-related Fees” below. *Note 3: Refers to other carrier email charges.

[SMS-related Fees]

SMS Message Character Count (Domestic):

●	1-70 characters (Half-width 1-160 characters): 3 yen per message

●	71-134 characters (Half-width 161-306 characters): 6 yen

●	135-201 characters (Half-width 307-459 characters): 9 yen

●	202-268 characters (Half-width 460-612 characters): 12 yen

●	269-335 characters (Half-width 613-765 characters): 15 yen

●	336-402 characters (Half-width 766-918 characters): 18 yen

●	403-469 characters (Half-width 919-1071 characters): 21 yen

●	470-536 characters (Half-width 1072-1224 characters): 24 yen

●	537-603 characters (Half-width 1225-1377 characters): 27 yen

●	604-670 characters (Half-width 1378-1530 characters): 30 yen

SMS Message Character Count (International):

●	1-70 characters (Half-width 1-160 characters): 50 yen per message

●	71-134 characters (Half-width 161-306 characters): 100 yen

●	135-201 characters (Half-width 307-459 characters): 150 yen

●	202-268 characters (Half-width 460-612 characters): 200 yen

●	269-335 characters (Half-width 613-765 characters): 250 yen

●	336-402 characters (Half-width 766-918 characters): 300 yen

●	403-469 characters (Half-width 919-1071 characters): 350 yen

●	470-536 characters (Half-width 1072-1224 characters): 400 yen

●	537-603 characters (Half-width 1225-1377 characters): 450 yen

●	604-670 characters (Half-width 1378-1530 characters): 500 yen